UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2004

Aspect Communications Corporation

(Exact name of registrant as specified in its charter)

0-18391
(Commission File Number)

California (State or other jurisdiction of incorporation)	94-2974062 (I.R.S. Employer Identification No.)

1320 Ridder Park Drive
San Jose, CA 95131
(Address of principal executive offices, with zip code)

(408) 325-2200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)	On December 6, 2004, Aspect Communications Corporation (“Aspect” or the “Company”) announced that Gary Wetsel, the Company’s Executive Vice President, Finance, Chief Financial Officer, and Chief Administrative Officer, is retiring at the end of March 2005 and will be available on a limited basis thereafter to assist in transition matters including 2004 year-end reporting. Mr. Wetsel ceased being the Company’s Executive Vice President, Finance, Chief Financial Officer, and Chief Administrative Officer effective on December 6, 2004.

(c)	Effective December 6, 2004, James Reagan will join the Company as Executive Vice President and Chief Financial Officer. Since 2002 Mr. Reagan has been with American Management Systems, serving most recently as executive vice president and chief financial officer, and prior to that as senior vice president and controller. From 1999 to 2002 Mr. Reagan was vice president, finance and administration at Nextel Communications. Mr. Reagan is 46 years old. Aspect is entering into an employment agreement with Mr. Reagan that provides a base salary of $315,000 per year and will grant Mr. Reagan options to purchase 300,000 shares of the Company’s common stock, with an exercise price equal to the fair market value at the date of grant, which options will vest over four years: 25% on the first anniversary of his employment with the Company and the remaining amount on a monthly basis over the following three years. Mr. Reagan will also have the opportunity to earn a bonus, targeted at 70% of his eligible annual earnings. Mr. Reagan will be employed by the Company on an at-will basis.

Item 7.01. Regulation FD Disclosure.

     The Company issued a Press Release on December 6, 2004 announcing Mr. Reagan as its new Executive Vice President and Chief Financial Officer and announcing its expectations for the fourth quarter of 2004. The Press Release is included as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

     99.1 Aspect Communications Corporation’s Press Release of December 6, 2004.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspect Communications Corporation
Date: December 6, 2004	By:	/s/ Gary E. Barnett

Gary E. Barnett, President and Chief Executive Officer

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ASPECT COMMUNICATIONS CORPORATION
INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	Aspect Communications Corporation’s Press Release of December 6, 2004.